Exhibit 3.3

CERTIFICATE OF AMENDMENT OF
THE ARTICLES OF INCORPORATION
OF
RIVER HAWK AVIATION, INC.

The undersigned President of River Hawk Aviation, Inc., a Nevada Corporation (the “Corporation”), pursuant to the provisions of Sections 78.385 and 78.390 of the Nevada Revised Statutes, for the purposes of amending the Articles of Incorporation of the Corporation, does hereby certify as follows:

That (i) the Board of Directors of the Corporation in a Unanimous Consent to Action in lieu of Special Meeting of the Board of Directors, and (ii) a majority of the shareholders of the Corporation in a Consent to Action in lieu of a Special Meeting of the Stockholders, on August 21, 2007 adopted resolutions to amend the Articles of Incorporation of the Corporation as follows:

Article IV of the Articles of Incorporation is deleted in its entirety and hereby amended to read as follows:

“ARTICLES IV
STOCK

The corporation shall have authority to issue in the aggregate 525,000,000 shares of stock.  Such shares shall be divided into two classes as follows:

(a) Five Hundred Million (500,000,000) shares of common stock, par value $0.001 per share.  When, as and if the shareholders of the Corporation vote to restructure the Corporation’s issued and outstanding shares of common stock by either a forward (up to the authorized share capital) or reverse split of the issued and outstanding shares of common stock, the authorized capital remains the same and does not forward or reverse split along the issued and outstanding shares of common stock.

(b) Twenty Five Million (25,000,000) shares of preferred stock, par value $0.001 per share. The shares of said preferred class may be divided into and issued in series, and authority is hereby vested in the Board of Directors, subject to the limitations and procedures prescribed by law, to divide or issue any part or all of such preferred class into any number of series and to fix, determine, or amend the relative rights and preferences for the shares of any series so established that is wholly un-issued.

Within any limits stated in these articles or in the resolution of the Board of Directors establishing a series, the Board of Directors may, after the issue of shares of a series, amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number or shares of that series, and the number of shares constituting the decrease shall resume the status which they had before the adoption of the resolution establishing the series.”

THE FOREGOING AMENDMENT to the Articles of Incorporation was duly authorized by the written consent of a majority of the shareholders of the Corporation, pursuant to Section 78.320 of the Nevada Revised Statutes on August 21, 2007.

The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series or as may be required by the provisions of the Articles of Incorporation of the Corporation, have voted in favor of the amendment is: 53.4%.

The undersigned President of the Corporation hereby declares that the foregoing Certificate of Amendment to Articles of Incorporation is true and correct to the best of his knowledge and belief.

IN WITNESS WHEREOF, this certificate has been executed by the undersigned on August 27, 2007.

/s/ Calvin Humphrey
Calvin Humphrey
President and Chief Executive Officer